For Period Ending 04/30/07
File No. 811-08690

Item 77C. Submission of matters to a vote of security holders

Pursuant to a written consent dated March 1, 2007, Massachusetts Mutual Life Insurance Company (“MassMutual”), in its capacity as the majority shareholder of the MassMutual Premier Funds (the “Trust”), elected the Trustees of the Trust, as described in the Information Statement dated February 9, 2007.

Pursuant to a written consent dated March 1, 2007, MassMutual, in its capacity as the majority shareholder of each Fund, (i) approved the New Sub-Advisory Agreements between MassMutual and OFI Institutional Asset Management, Inc. for the MassMutual Premier Strategic Income Fund, MassMutual Premier Main Street Fund and MassMutual Premier International Equity Fund in the form attached to the Information Statement dated February 9, 2007 and (ii) approved the Amended Sub-Advisory Agreements between MassMutual and Babson Capital Management LLC (“Babson Capital”) for the MassMutual Premier Enhanced Index Value Fund, MassMutual Premier Enhanced Index Value Fund II, MassMutual Premier Enhanced Index Core Equity Fund and MassMutual Premier Balanced Fund in the form attached to the Information Statement dated February 9, 2007.

Pursuant to a written consent dated March 1, 2007, MassMutual and the MassMutual Select Destination Retirement 2020 Fund, together, as the owners of a majority of the issued and outstanding shares of the MassMutual Premier Enhanced Index Growth Fund, approved the Amended Sub-Advisory Agreement between MassMutual and Babson Capital for the Fund in the form attached to the Information statement dated February 9, 2007.

Item 77E.  Legal Proceedings

On November 6, 2003, the MassMutual Prime Fund (now known as the MassMutual Premier Money Market Fund), the MassMutual Core Bond Fund (now known as the MassMutual Premier Core Bond Fund) and the MassMutual Balanced Fund (now known as the MassMutual Premier Balanced Fund) were each named as a defendant in an adversary proceeding brought by Enron Corp. (“Enron”), as debtor and debtor-in-possession, in the U.S. Bankruptcy Court for the Southern District of New York, in connection with Enron’s Chapter 11 bankruptcy proceeding (In re Enron Corp.). On October 18, 2005, the MassMutual Short-Term Bond Fund (now known as the MassMutual Premier Short-Duration Bond Fund) and the MassMutual Diversified Bond Fund (now known as the MassMutual Premier Diversified Bond Fund) were named as additional defendants in In re Enron Corp. Enron alleges that the dozens of parties named as defendants, including these Funds and certain affiliates of these Funds and Massachusetts Mutual Life Insurance Company (“MassMutual”), were initial transferees of early redemptions or prepayments of Enron commercial paper made shortly before Enron’s bankruptcy in December 2001, or were parties for whose benefit such redemptions or prepayments were made, or were  immediate or mediate transferees of such redemptions or prepayments. It is alleged that these Funds and the other defendants urged Enron to make these prepayments or redemptions prior to the stated maturity of the commercial paper and contrary to the terms of the commercial paper’s original issuing documents, that the transactions depleted Enron’s estate, and that they had the effect of unfairly preferring the holders of commercial paper at the expense of other general unsecured creditors. Enron seeks to avoid each of these transactions and recover these payments, plus interest and court costs, so that all similarly situated creditors of Enron can equally and ratably share the monies.

While these Funds believe that they have valid defenses to all claims raised by Enron, these Funds cannot predict the outcome of this proceeding. The amounts sought to be recovered from the Money Market Fund, the Balanced Fund, the Core Bond Fund, the Short-Duration Bond Fund and the Diversified Bond Fund, plus interest and Enron’s court costs, are approximately $9.7 million, $5.5 million, $3.2 million, $1.3 million and $890 thousand, respectively. If the proceeding were to be decided in a manner adverse to these Funds, or if these Funds enter into a settlement agreement with Enron, the payment of such judgment or settlement could have a material adverse effect on each Fund’s net asset value. To remove any doubt that the Money Market Fund will be able to maintain a net asset value of $1.00 per share due to this proceeding, the Money Market Fund and MassMutual have entered into an indemnification agreement whereby MassMutual has agreed to indemnify the Money Market Fund, to the extent necessary, in order for the Money Market Fund to maintain a net asset value of $1.00 per share, in the event that any liability is incurred or settlement payment is made by the Money Market Fund in connection with this proceeding.

Item 77O.  Transactions Effected Pursuant to Rule 10f-3

Premier Small Company Opportunities Fund (Series 8)

On December 13, 2006, Registrant purchased 165,000 shares of common stock issued by IPG Photonics at a price of $15.50 per share, amounting to a $2,557,500 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc., participated in the underwriting syndicate.  Merrill Lynch & Co. and Lehman Brothers were the brokers from whom the Fund purchased shares.

On February 7, 2007, Registrant purchased 9,310 shares of common stock issued by Accuray, Inc. at a price of $18.00 per share, amounting to a $167,580 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc., participated in the underwriting syndicate.  UBS Investment Bank, JP Morgan and Piper Jaffray were the brokers from whom the Fund purchased shares.

On March 7, 2007, Registrant purchased 6,980 shares of common stock issued by Clearwire Corp. A. at a price of $25.00 per share, amounting to a $174,500 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc., participated in the underwriting syndicate.  Merrill Lynch, Morgan Stanley, JP Morgan, Stifel Nicolaus, Raymond James, Citigroup and Bear Stearns & Co. were the brokers from whom the Fund purchased shares.

MassMutual Premier Discovery Value Fund (Series 28)

On February 7, 2007, Registrant purchased 1,780 shares of common stock issued by Accuray, Inc. at a price of $18.00 per share, amounting to a $32,040 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc., participated in the underwriting syndicate.  JP Morgan was the broker from whom the Fund purchased shares.

On March 7, 2007, Registrant purchased 525 shares of common stock issued by Clearwire Corp. A. at a price of $25.00 per share, amounting to a $13,125 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc., participated in the underwriting syndicate.  Merrill Lynch, Morgan Stanley, JP Morgan and Stifel Nicolaus were the brokers from whom the Fund purchased shares.

MassMutual Premier Main Street Small Cap Fund (Series 30)

On December 13, 2006, Registrant purchased 165,000 shares of common stock issued by IPG Photonics at a price of $15.50 per share, amounting to a $2,557,500 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc., participated in the underwriting syndicate.  Merrill Lynch & Co. and Lehman Brothers were the brokers from whom the Fund purchased shares.

On February 7, 2007, Registrant purchased 1,860 shares of common stock issued by Accuray, Inc. at a price of $18.00 per share, amounting to a $33,480 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc.  participated in the underwriting syndicate.  UBS Investment Bank, JP Morgan, and Piper Jaffray were the brokers from whom the Fund purchased shares.

On March 7, 2007, Registrant purchased 1,490 shares of common stock issued by Clearwire Corp. A. at a price of $25.00 per share, amounting to a $37,250 aggregate purchase price.  Jefferies & Company, an affiliate of OFI Institutional Asset Management, Inc., participated in the underwriting syndicate.  Merrill Lynch, Morgan Stanley, JP Morgan and Stifel Nicolaus were the brokers from whom the Fund purchased shares.